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Exhibit 99(a)(6)

Contacts:	Brian Heagler (investors) brian_heagler@mvis.com (425) 415-6794 Matt Nichols (media), matt_nichols@mvis.com (425) 415-6657

FOR IMMEDIATE RELEASE

Microvision commences stock option exchange
program for employees

        BOTHELL, WA—November 1, 2002—Microvision, Inc. (NASDAQ: MVIS), a leader in light scanning technologies, today announced that it had commenced a voluntary stock option exchange program for its employees.

        Under the program:

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  Employees holding stock options with exercise prices in excess of $10 per share, with certain exceptions, have the opportunity, if they so choose, to cancel those options in exchange for new options to be granted not sooner than June 11, 2003.

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  The exercise price of the new options will be the higher of the closing price of the Company's common stock on the date of the new grant or $7.00 per share.

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  The number of new options granted to participating employees will be determined by a tiered exchange rate schedule that is based on the exercise price of the options canceled.

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  Executive management is eligible to participate in the exchange, but generally will be subject to lower exchange rates than other employees.

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  Non-employee members of the Board of Directors are ineligible to participate.

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  Employees who elect to participate in the exchange will be ineligible to receive any additional option grants for six months after the exchange offer terminates.

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  The new options will generally vest over a longer period than the options exchanged.

        The company estimates that if all currently eligible stock options were exchanged, the overall number of options outstanding would be reduced by nearly one million shares.

        "We have assembled a strong team of employees at Microvision which is vital to our ongoing success," said Walter J. Lack, Chairman of the Board of Directors. "Given the extraordinary market conditions and the importance of stock options as a key component of compensation for employees, we felt it prudent to take this action. We feel the terms of this exchange program balance both the interests of our employees and other shareholders. Our commitment to succeed is as strong as it has ever been and we will continue to work hard to build long-term value for all of our shareholders."

        The company has filed a tender offer statement on a Schedule TO with the Securities and Exchange Commission that describes the terms and conditions of the exchange offer.

About Microvision

        Headquartered in Bothell, Wash., Microvision, Inc. is the developer of the proprietary Retinal Scanning Display technology and a world leader in micro miniature optical scanning technology for display and imaging applications. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer information products. Additional information can be found at the company's Web site at http://www.microvision.com.

Forward Looking Statement

        Certain statements contained in this release, including those concerning product applications, as well as statements containing words like "believe," "anticipate," "estimate," "intend," "expect," and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the following: market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to obtain financing; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in our SEC reports, including in our Annual Report on 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q.

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Microvision commences stock option exchange program for employees